ESCROW AGREEMENT

This Escrow Agreement (hereinafter “Escrow Agreement”) is made and entered into by and among Algodon Wines & Luxury Development Group, Inc., (hereinafter referred to as (“Seller”), China Concentric Capital Group, Inc. (“Purchaser”) and J. M. Walker & Associates, Attorneys At Law, 7841 Garfield Way, Centennial, CO 80122, who is acting as the Escrow Agent for this transaction (“Escrow Agent”) this 16th day of December 2016.

WITNESSETH

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WHEREAS:

A. Seller is selling Forty Three Million Eight Hundred Twenty Two Thousand Four Hundred and One (43,822,401) shares (“Shares”) of Common Stock of Mercari Communications Group, Ltd. (the “Company”) for a total of Two Hundred Sixty Thousand Dollars ($260,000.00) (“Total Purchase Price”) to Purchaser.

B. Seller and Purchaser, have entered into a definitive stock purchase agreement (the “Stock Purchase Agreement”) dated December 19, 2016, for the purchase of the Shares.

C. It is necessary to establish an escrow for the payment of the Total Purchase Price, including any deposit to be paid.

D. Seller and Purchaser desire that J. M. Walker & Associates, Attorneys At Law, serve as the Escrow Agent (Escrow Agent”) in connection with the transaction.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. DEPOSIT. It is understood that a deposit in the amount of Fifty Thousand Dollars ($50,000.00) has been wired (the “Deposit”) on or before December 14, 2016, to the J. M. Walker & Associates, Attorneys At Law COLTAF Trust Account (“Escrow Account”) as a deposit toward the Purchase Price, and will be held in the Escrow Account until Closing or until ordered released as per other sections of this Agreement. However, it is further agreed that the Deposit shall become non-refundable after ten (10) days from the signing of the Stock Purchase Agreement, that is, the close of business on December 29, 2016, if Purchaser has not previously requested the return of the Deposit, or, if later, ten (10) days after the date on which Seller makes available to Purchaser’s counsel the due diligence materials previously requested by Purchaser (the “Due Diligence Period”).

The account wire instructions for the Deposit herein and Total Purchase Price are as follows:

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First Bank of Colorado
Englewood, Colorado 80155
800-964-3444
[Redacted]
[Redacted]

FOR THE ACCOUNT OF:
Jody M. Walker
COLTAF Trust Account
7841 South Garfield Way
Centennial, Colorado 80122
[Redacted]

Notwithstanding the above, the Purchaser may demand the return of the entire amount of the Deposit by e-mail and fax addressed solely to the Escrow Agent at any time prior to the close of business on December 29, 2016. Thereafter, the Deposit will be fully refundable to the Purchaser for reasonable and customary failures of closure on the part of the Seller or paid to Seller due to the failure of Purchaser to pay the balance of the Purchase Price, all as more fully set forth below.

(a) Although the Escrow Agent is an attorney-at-law, the Escrow Agent is not representing any Party to this Agreement or party who will benefit from the completion of this Agreement and, therefore, does not owe any fiduciary duties to any such person as a client. The Escrow Agent’s duties are solely as described herein.

(b) The Escrow Agent shall release the Escrowed Funds as set forth below.

(c) In the event of a Closing, the Deposit shall be paid to the Seller and applied toward the Purchase Price payable thereunder by Purchaser.

(d) Upon demand made by the Purchaser prior to the close of business on December 29, 2016, the Deposit shall promptly be returned to Purchaser.

(e) Whether or not a Closing occurs, upon the mutual agreement of Purchaser and the Seller, Purchaser and the Seller may deliver to the Escrow Agent at any time a jointly executed written notice (a “Distribution Notice”) requesting distribution to the Seller or Purchaser or any person or entity set forth in the Distribution Notice of all or a specified portion of the Deposit, if any. Within five (5) business days after receipt of a Distribution Notice, the Escrow Agent shall pay to the specified person or entity the amount of the Deposit specified in such Distribution Notice.

(f) Release of Deposit to Purchaser. In accordance with the provisions of paragraphs (i), (ii) and (iii) below, the Escrow Agent shall release the Deposit, if any, to Purchaser.

(i) In the event the Stock Purchase Agreement is terminated due to the failure of Seller to provide the requested due diligence materials or the failure or refusal of the Company’s transfer agent to confirm to counsel to Purchaser its willingness to deliver a certificate representing the Shares registered in the name of Seller, Purchaser may deliver to the Escrow Agent a written notice of termination specifying the applicable event of termination (a “Termination Notice”), along with evidence of delivery of a copy of such Termination Notice to the Seller and directing the Escrow Agent to distribute the Deposit to Purchaser.

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(ii) If the Escrow Agent is not in actual receipt of a written objection from the Seller to any Termination Notice delivered by Purchaser within ten (10) days following the date of the Escrow Agent’s actual receipt of such Termination Notice, then on the 11th day following such actual receipt (or if the 11th day is not a business day for the Escrow Agent, then on the first business day after the 11th day), the Escrow Agent shall pay to Purchaser the amount of the Deposit.

(iii) If the Escrow Agent is in actual receipt of a written objection from the Seller to any Termination Notice delivered by Purchaser within ten (10) days following the date of the Escrow Agent’s actual receipt of a Termination Notice, the Escrow Agent shall not distribute the Deposit until the Escrow Agent shall have received either (A) non-conflicting written instructions from the Seller and Purchaser as to the disposition of the Deposit in question, or (B) an order of an arbitrator or court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal. Upon receipt of any such written instructions or order, the Escrow Agent shall distribute such Deposit in accordance therewith.

(g) Release of Funds to the Seller. In accordance with the provisions of paragraphs (i), (ii) and (iii) below, the Escrow Agent shall release the Deposit to the Seller.

(i) In the event the Stock Purchase Agreement is terminated by the Seller due to the failure of the Purchaser to timely pay the balance of the Purchase Price, the Seller may deliver to the Escrow Agent a Termination Notice specifying the applicable event of termination, along with evidence of delivery of a copy of such Termination Notice to Purchaser and directing the Escrow Agent to distribute the Deposit to the Seller.

(ii) If the Escrow Agent is not in actual receipt of a written objection from Purchaser to any Termination Notice delivered by the Seller within ten (10) days following the date of the Escrow Agent’s actual receipt of such Termination Notice, then on the 11th day following such actual receipt (or if the 11th day is not a business day for the Escrow Agent, then on the first business day after the 11th day), the Escrow Agent shall pay to the Seller the amount of the Deposit.

(iii) If the Escrow Agent is in actual receipt of a written objection from Purchaser to any Termination Notice delivered by the Seller within ten (10) days following the date of the Escrow Agent’s actual receipt of a Termination Notice, the Escrow Agent shall not distribute the Deposit until the Escrow Agent shall have received either (A) non-conflicting written instructions from the Seller and Purchaser as to the disposition of the Deposit in question, or (B) an order of an arbitrator or court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal. Upon receipt of any such written instructions or order, the Escrow Agent shall distribute such Deposit in accordance therewith.

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Unless the Purchaser timely demands the return of the Deposit or the Seller is unable to cause the transfer agent to confirm that it will register the Shares in the name of Purchaser, the amount of the payment for the Shares will remain in the Escrow Account until the Total Purchase Price for the Shares has been received in the Escrow Account (the “Escrow Funds”) and the Closing takes place, provided the Closing takes place on or before January 5, 2017, unless otherwise agreed in writing by all parties.

At Closing, an amount of $750.00 (the “Escrow Fee”) will be withheld from the amounts to be disbursed to the Seller as payment of the Escrow Fee. In the event that the Deposit is refunded by the Escrow Agent, before Closing, fees for acting as the Escrow Agent in an amount of $750.00 may be withheld from the Deposit which are returned to the Purchaser. In the event that the Escrow Funds are distributed to the Seller upon Closing, the Escrow Agent will withhold the Escrow Fee.

2. REVIEW AND RELEASE OF DOCUMENTS. Seller will make available at the office of the Escrow Agent, unless other arrangements are made to the satisfaction of all parties, either through electronic mail or other electronic delivery service such as Drop Box or Google Drive, for review and inspection by Purchaser or their representatives, copies of all documents listed in Article II, Paragraph 2.12 and Article IV of the Stock Purchase Agreement and all other documents which may be requested by the Purchaser that are available (collectively, the “Documents”).

(a) If the Escrow Agent releases the Funds to the Seller, the Escrow Agent will deliver all of the Documents to the Purchaser or as otherwise instructed herein or by the Purchaser.

(b) If the Escrow Agent releases the Funds to the Purchaser, the Escrow Agent will deliver all of the Documents to the Seller.

3. CLOSING. Escrow Agent is hereby instructed to receive and hold the Escrow Funds, along with the Documents described above, in the Escrow Account until Closing unless timely return of the Deposit is demanded by Purchaser. The Closing shall take place at the time and in accordance with the terms and conditions set forth in Paragraph 1 above, but no later than January 5, 2017.

(a) Upon Closing, the Documents will be forwarded by overnight delivery by the Escrow Agent, unless other arrangements are made satisfactory to all parties, to Purchaser at the address specified in Paragraph 15 of this Agreement, or as otherwise may be agreed by the parties. The Escrow Funds will be distributed as per instructions of the Seller.

(b) The Closing will take place at the office of the Escrow Agent, and any communication between the parties can be by telephone or fax and the signing of any documents can be done by fax or email. It will not be necessary for any party to be present at the closing so long as all parties have agreed in writing to all transactions involved. The Escrow Funds, Shares and Documents shall not be released or dealt with in any manner whatsoever inconsistent with this Escrow Agreement, until Closing, at which time all Documents will be delivered to Purchaser and the Escrow Funds will be distributed as directed by the Seller.

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4. The Escrow Agent shall have no duties or obligations other than those specifically set forth herein. The acceptance by the Escrow Agent of their duties under this Escrow Agreement is subject to the terms and conditions hereof, which shall govern and control with respect to its rights, duties, liabilities and immunities.

5. Seller and Purchaser understand and agree that the Escrow Agent is not a principal, participant, or beneficiary of the underlying transactions which necessitate this Escrow Agreement. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. So long as the Escrow Agent has acted in good faith or on the advice of counsel or has not been guilty of willful misconduct or gross negligence, the Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions, of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature.

6. The Escrow Agent does not have any responsibility to review the Documents that shall be held in the Escrow Account for accuracy or completeness. Seller shall have full responsibility to assure that all documents required by the Stock Purchase Agreement are so delivered to escrow, and Purchaser shall have the full responsibility to review the Shares for completeness and accuracy.

7. The Escrow Agent shall not be obligated to take any legal actions hereunder which might, in the Escrow Agent’s judgment, involve any expense or liability, unless the Escrow Agent has been furnished with reasonable indemnity.

8. The Escrow Agent is not bound in any way by any other contract or agreement between the parties hereto whether or not the Escrow Agent has knowledge thereof of its terms and conditions and the Escrow Agent’s only duty, liability and responsibility shall be to hold and deal with the Deposit, the Escrow Funds and Documents as herein directed.

9. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supercession of this Escrow Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if her duties as Escrow Agent hereunder are affected thereby, unless she shall have given prior written consent thereto. Representatives can appoint a new escrow agent with the consent of the Escrow Agent.

10. The parties hereto each jointly and severally agree to indemnify the Escrow Agent against, and hold the Escrow Agent harmless from anything which the Escrow Agent may do or refrain from doing in connection with his performance or nonperformance as Escrow Agent under this Agreement and any and all losses, costs, damages, expenses, claims and reasonable attorneys’ fees suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts of omissions of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from the Escrow Agent’s willful misconduct or gross negligence.

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11. In the event that prior to Closing, a disagreement between Seller and Purchaser, or either of them, or between them or any of them and any other person, resulting in adverse claims or demands being made in connection with the Escrow Funds, the Deposit, and/or legal possession of Shares, or in the event that the Escrow Agent is in doubt as to what action the Escrow Agent should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until:

(a) the rights of Seller and Purchaser shall have been fully and finally adjudicated through arbitration as provided herein, or by a court of competent jurisdiction; or arbitration.

(b) all differences shall have been adjusted and all doubt resolved by agreement between the parties, and the Escrow Agent shall have been notified thereof in writing signed by all parties.

12. Should Escrow Agent become involved in litigation or arbitration in any manner whatsoever on account of this Agreement or the Escrow Funds and/or the Documents, the parties hereto (other than Escrow Agent), hereby bind and obligate themselves, their heirs, personal representatives, successors, assigns to pay Escrow Agent, in addition to any charge made hereunder for acting as Escrow Agent, reasonable attorneys’ fees incurred by Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with or resulting from such actions.

13. The terms of these instructions are irrevocable by the undersigned unless such revocation is consented to in writing by each of Seller and Purchaser.

14. The Escrow Agent may resign as Escrow Agent in respect of the Funds by giving written notice to Seller and Purchaser. The resignation of the Escrow Agent shall be effective, and the Escrow Agent shall cease to be bound by this Escrow Agreement, thirty (30) days following the date that notice of resignation was given.

15. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to or sent by recognized overnight courier duly addressed to the recipient, postage prepaid, or by prepaid telegram, and, in the case of a demand by Purchaser for a return of the Deposit prior to December 29, 2016, by e-mail from counsel to Purchaser to the Escrow Agent, addressed as follows:

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If to the Seller:

Algodon Wines & Luxury Development Group, Inc.
135 Fifth Avenue, 10th Floor
New York, NY 10010
Attn: Scott L. Mathis, President & CEO
Phone: 212-739-7765
Email: smathis@algodongroup.com

If to the Purchaser:

China Concentric Capital Group, Inc.
1120 6th Ave 4th FL
New York, New York 10036
Attn: Ethan Chuang
Phone: 714 848 1147
Email: kooouchuang@yahoo.com

with a copy to:

Eaton & Van Winkle LLP
3 Park Avenue
New York, New York 10016
Attn: Vincent J. McGill
Phone: 212 561 3604
Email: vmcgill@evw.com

If to Escrow Agent, to:

J. M. Walker & Associates, Attorneys At Law
Attn: Jody M. Walker
7841 S. Garfield Way
Centennial, CO 80122
Phone: (303) 850-7637
Fax: (303) 482-2731
Email: jmwlkr85@gmail.com

or such other address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or faxed.

16. This Escrow Agreement shall be construed according to the laws of Colorado and the parties submit themselves to the exclusive jurisdiction of the Courts of Colorado in the event of any dispute.

17. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Facsimile and PDF copies may act as originals.

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IN WITNESS WHEREOF, this Escrow Agreement is effective and dated as of the date set forth above.

SELLER: ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.		PURCHASER: CHINA CONCENTRIC CAPITAL GROUP, INC.

By:	/s/ Scott Mathis	By:	/s/ Ethan Chuang
	Scott Mathis, President & CEO		Ethan Chuang, President

Date:		Date:

J. M WALKER & ASSOCIATES, ATTORNEYS AT LAW
ESCROW AGENT:

By:	/s/ Jody M. Walker
Jody M. Walker, Esq.

Date:

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